Exhibit 99.1

BankAtlantic Bancorp Signs Definitive Agreement

To Sell BankAtlantic to BB&T Corporation

FORT LAUDERDALE, Florida — November 1, 2011 — BankAtlantic Bancorp, Inc. (NYSE: BBX) announced today it has signed a definitive agreement to sell its wholly owned subsidiary, BankAtlantic, to BB&T Corporation (NYSE: BBT).

In acquiring BankAtlantic, BB&T will acquire approximately $2.1 billion in loans and assume approximately $3.3 billion in deposits. BB&T will pay approximately a $301 million premium, plus net asset value of BankAtlantic at close. The estimated $301 million deposit premium represents 9.05% of total deposits at September 30, 2011. The deposit premium shall be increased or decreased based upon the average daily closing balance of deposits during a specified pre-closing period, provided the deposit premium shall not exceed $315.9 million.

As part of the transaction, BankAtlantic will distribute to BankAtlantic Bancorp specifically identified assets, including certain performing and non-performing loans and tax certificates, real estate owned, and related reserves, which in the aggregate are recorded on the balance sheet of BankAtlantic at approximately $623.6 million as of September 30, 2011. At September 30, 2011, the assets to be distributed were comprised of approximately $271.3 million of performing loans, $315.2 million of non-performing loans, of which $96.5 million were paying as agreed, $18.7 million in tax certificates, $83.4 million of real estate owned, and reserves related to these assets totaling $81.9 million. Additionally, BankAtlantic Bancorp expects to pay all accrued interest to its Trust Preferred Securities holders at the next scheduled payment date subsequent to closing.

“With the strength of BB&T, one of the nation’s largest financial holding companies, we are confident that BankAtlantic’s customers and employees will be served well by this transaction,” commented Alan B. Levan, BankAtlantic Bancorp’s Chairman and Chief Executive Officer.

“This transaction is a very unique structure which maximizes value for both BB&T and BankAtlantic Bancorp. BB&T acquires a strong deposit franchise and loans, without criticized assets, and BankAtlantic Bancorp retains assets at net book value which it can monetize over time.

“We believe this transaction will be very attractive to BankAtlantic Bancorp’s shareholders. Upon closing, BankAtlantic Bancorp’s total tangible equity is expected to increase based on the excess of the net book value of the net distributed assets at closing over Bancorp’s investment in BankAtlantic. Based on the September 30, 2011 balances, BankAtlantic Bancorp’s equity would increase by approximately $300 million.

“Post-closing, BankAtlantic Bancorp will adopt a new name as it will no longer be a savings and loan holding company. The Company is then expected to focus its operations on the assets retained in the transaction, along with specialty finance, and commercial lending,” Mr. Levan concluded.

BFC Financial Corporation (ticker symbol: BFCF.PK), a holder of approximately 53% of BankAtlantic Bancorp’s Class A Common Stock, supports this transaction.

BankAtlantic’s financial advisors in the transaction were Sandler O’Neill & Partners, LP and Cantor Fitzgerald & Co.

The closing of this transaction is subject to regulatory approval and certain other customary closing conditions.

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About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic. BankAtlantic Bancorp effected a one-for-five reverse stock split as of the close of trading on October 14, 2011. The reverse stock split reduced the number of outstanding shares of BankAtlantic Bancorp’s Class A and Class B Common Stock from 78,133,720 shares to approximately 15,626,744 shares (subject to rounding up of fractional shares).

About BankAtlantic:

BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week and offers extended weekday hours, Online Banking & Bill Pay, a 7-Day Customer Service Center, Change Exchange coin counters, as well as retail and business checking accounts. Member FDIC.

For further information, please visit our websites:

www.BankAtlanticBancorp.com

www.BankAtlantic.com

To receive future BankAtlantic Bancorp news releases or announcements directly via Email,

please click on the Email Broadcast Sign Up button on our website:

www.BankAtlanticBancorp.com.

BankAtlantic Bancorp, Inc. Contact Info:

Leo Hinkley, Investor and Corporate Communications Officer: 954-940-5300

InvestorRelations@BankAtlanticBancorp.com

Sharon Lyn, V.P., Investor and Corporate Communications: 954-940-6383

CorpComm@BankAtlanticBancorp.com

BankAtlantic Media Contact:

Caren Berg, Boardroom Communications

(954) 370-8999

cberg@boardroompr.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as others including but not limited to, the following: that a transaction between BB&T and BankAtlantic Bancorp may not be completed on a timely basis, on anticipated terms, or at all; BankAtlantic Bancorp’s and/or BankAtlantic’s business or net asset values may be negatively affected by the pendency of the proposed transaction or otherwise; that regulatory approvals may not be received; that the transaction may not be as advantageous to BankAtlantic Bancorp as expected; and that BankAtlantic Bancorp’s shareholders and Trust Preferred holders may not realize the anticipated benefits; and that BankAtlantic Bancorp’s future business plans may not be fully realized as anticipated, if at all; and that the assets retained by BankAtlantic Bancorp may not be monetized at the values currently ascribed to them. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. The Company cautions that the foregoing factors are not exclusive.